PRESS RELEASE	Exhibit 99

Scripps Networks Interactive Reports Third Quarter Financial Results

•	Revenues of $504 million, up 8 percent

•	Segment profit of $218 million

•	Income from continuing operations of $0.65 per share

For immediate release

Nov. 3, 2011

KNOXVILLE, Tenn. – Scripps Networks Interactive Inc. (NYSE: SNI) today reported operating results for the third quarter 2011.

Consolidated revenues for the quarter increased 7.9 percent to $504 million from the prior-year period. Results for the three-month period ended Sept. 30 reflect advertising revenue of $344 million, up 8.6 percent, and affiliate fee revenue of $148 million, up 6.1 percent year-over-year.

Expenses for the quarter were $285 million, up 14 percent from the prior-year period. The increase was driven primarily by:

•	A 25-percent increase in programming costs resulting from the planned premier of new shows and series at all of the company’s television networks starting in the late second quarter.

•	A 33-percent increase in marketing and promotion expenses to support the new programing initiatives.

The company had anticipated a higher rate of growth in programming costs in the third quarter due to an increase in the number of new shows it planned to add to its programming schedules. Also contributing to the programming expense increase were periodic write-offs of previously developed programs the company has elected to no longer air. Programming costs for the nine-month, year-to-date period were up 7.2 percent.

Third-quarter segment profit for the company increased to $218 million compared with $217 million in the third quarter 2010. The higher programming and marketing expenses affected segment profit for the three-month period. Year-to-date, through Sept. 30, the company’s total segment profit is up 18 percent. (See note 3 for a definition of segment profit).

Third-quarter income from continuing operations attributable to Scripps Networks Interactive was

$105 million, or $0.65 per share, compared with $102 million, or $0.61 per share, in the third quarter 2010. Third-quarter 2011 income from continuing operations included:

•

A $25.3 million, or $0.10 per share, loss for the settlement of foreign currency forward contracts that were initiated to minimize the impact of exchange rate fluctuations prior to the closing of the company’s UKTV acquisition. The acquisition of a 50 percent equity interest in the UKTV partnership was completed on Sept. 30.

•	A $14.5 million, or $0.09 per share, favorable income tax effect resulting from audit settlements and other adjustments relative to prior-year tax returns.

Third-quarter 2010 income from continuing operations included:

•	A $4.3 million, or $0.03 per share, favorable tax adjustment.

•	A $1.4 million, or $0.01 per share, unfavorable adjustment related to the Travel Channel transition costs.

Excluding these adjustments, third quarter 2011 income from continuing operations would have been $0.66 per share, compared with $0.59 per share, for the third quarter 2010.

Including a $6.6 million, or $0.04 per share loss from discontinued operations, net income attributable to Scripps Networks Interactive for the third quarter 2011 was $0.61 cents per share, which was equal with the prior-year period.

Related to the share buy-back plan that was announced in June 2011, the company purchased 2.4 million shares for approximately $100 million during the third quarter. Including shares purchased from the Edward W. Scripps Trust during the second quarter, the company has constructively retired and returned to unissued shares a total of 8.9 million shares at a cost of $400 million year-to-date. About $600 million of the $1 billion share repurchase authorization remains.

“The company’s positive third-quarter results reflect the resiliency and popularity of our lifestyle television networks,” said Kenneth W. Lowe, chairman, president and chief executive officer. “Food Network and HGTV each have a loyal and growing fan base that our advertising and distribution partners value. At Travel Channel, we’re focused on defining the content category in new and creative ways, while our premium-tier networks – Cooking Channel and DIY Network – are benefitting from strong competitive positions as favored destinations for a highly desirable and defined group of media consumers. Our strategy to stay focused on these attractive content categories has resulted in consistent growth for the company and the creation of significant value for our shareholders.”

Results by network are as follows:

Revenue at Food Network was $180 million, up 12 percent. Food Network reaches more than 99 million U.S. households, down 1.0 percent from the end of the third quarter 2010.

Revenue at HGTV was $181 million, up 4.1 percent. HGTV reaches about 99 million U.S. households, down 1.0 percent from the end of the third quarter 2010.

Revenue at Travel Channel was $62.6 million, up 0.4 percent. Travel Channel reaches about 95 million U.S. households, down 1.6 percent from the end of the third quarter 2010.

2

Revenue at DIY Network was up 3.7 percent to $23.7 million. DIY can be seen in 53.5 million U.S. households, down 0.9 percent from a year ago.

Revenue at Cooking Channel was $16.6 million, up 36 percent. Cooking Channel reaches 57.4 million U.S. households, down 1.2 percent from a year ago.

Revenue at Great American Country (GAC) decreased 21 percent to $6.1 million. GAC can be seen in 59.2 million U.S. households, down 0.7 percent from a year ago.

Revenue from the company’s digital businesses, which include its network-branded websites, was $24.7 million, up 15 percent.

2011 Full-year Guidance

The company reiterated its previously issued guidance except for the tax rate. Guidance for the effective tax rate has been updated to reflect realized tax adjustments and discrete items. Full-year 2011 guidance is as follows:

•	Lifestyle Media

•	Revenue, up 10 to 12 percent.

•	Programming expenses, up 6 to 9 percent.

•	Non-programming expenses, flat to down 2 percent.

•	International losses, $5 to $10 million.

•	Capital spending, $60 to $70 million.

•	Effective tax rate, 27 to 29 percent.

•	Depreciation and amortization, $90 to $100 million.

•	Noncontrolling interest share of net income, $160 to $170 million.

Conference call

The senior management team of Scripps Networks Interactive will discuss the company’s third quarter results during a telephone conference call at 10 a.m. ET today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investor Relations link at the top of the page. The webcast link can be found next to the microphone icon.

To access the conference call by telephone, dial 800-230-1093 (U.S.) or 612-288-0337 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, “SNI Third Quarter Earnings Call,” to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12:30 p.m. ET Nov. 3 until 11:59 p.m. ET Nov. 17. The domestic number to access the replay is 800-475-6701 and the international number is 320-365-3844. The access code for both numbers is 219947. A replay of the conference call also will be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose Investor Relations then follow the Audio Archives link on the left side of the page.

3

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2010 Form 10-K filed with the Securities and Exchange Commission.

The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion websites and broadband vertical channels. The company’s media portfolio includes popular lifestyle television and Internet brands HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and country music network Great American Country.

###

Contact:

Mark Kroeger, Scripps Networks Interactive Inc., 865-560-5007

E-mail: mark.kroeger@scrippsnetworks.com

Mike Gallentine, Scripps Networks Interactive Inc., 865-560-4473

E-mail: m.gallentine@scrippsnetworks.com

4

SCRIPPS NETWORKS INTERACTIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended September 30,			Nine months ended September 30,
(in thousands, except per share data)	2011	2010	Change	2011	2010	Change
Operating revenues	$503,744	$466,885	7.9%	$1,518,559	$1,377,402	10.2%
Costs and expenses	(285,273)	(250,166)	14.0%	(798,737)	(768,480)	3.9%
Depreciation and amortization of intangible assets	(22,736)	(21,761)	4.5%	(66,471)	(69,604)	(4.5)%
Gains (losses) on disposal of property and equipment	82	31		63	(1,261)

Operating income	195,817	194,989	0.4%	653,414	538,057	21.4%
Interest expense	(9,157)	(8,774)	4.4%	(26,348)	(26,546)	(0.7)%
Equity in earnings of affiliates	7,035	6,940	1.4%	29,717	21,482	38.3%
Miscellaneous, net	(23,972)	(898)		(23,504)	(654)

Income from continuing operations before income taxes	169,723	192,257	(11.7)%	633,279	532,339	19.0%
Provision for income taxes	(33,183)	(55,803)	(40.5)%	(174,866)	(164,039)	6.6%

Income from continuing operations, net of tax	136,540	136,454	0.1%	458,413	368,300	24.5%
Income (loss) from discontinued operations, net of tax	(6,552)	(317)		(61,252)	5,324

Net income	129,988	136,137	(4.5)%	397,161	373,624	6.3%
Net income attributable to noncontrolling interests	(31,385)	(34,444)	(8.9)%	(120,604)	(93,265)	29.3%

Net income attributable to SNI	$98,603	$101,693	(3.0)%	$276,557	$280,359	(1.4)%

Diluted income per share:
Income from continuing operations attributable to SNI common shareholders	$0.65	$0.61		$2.02	$1.64
Income (loss) from discontinued operations attributable to SNI common shareholders	(0.04)	(0.00)		(0.37)	0.03

Net income attributable to SNI common shareholders per diluted share of common stock	$0.61	$0.61		$1.65	$1.67

Weighted average diluted shares outstanding	162,276	167,791		167,314	167,583

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

SCRIPPS NETWORKS INTERACTIVE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)	As of
(in thousands, except per share data)	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$315,302	$549,897
Accounts and notes receivable (less allowances: 2011 – $4,139; 2010 – $4,788)	514,110	505,392
Programs and program licenses	318,538	271,204
Assets of discontinued operations		262,268
Other current assets	62,775	82,114

Total current assets	1,210,725	1,670,875
Investments	455,074	48,536
Property and equipment, net	216,791	214,131
Goodwill	510,484	510,484
Other intangible assets, net	566,675	598,080
Programs and program licenses (less current portion)	283,215	252,522
Unamortized network distribution incentives	56,837	82,339
Other non-current assets	147,545	11,465

Total Assets	$3,447,346	$3,388,432

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$8,603	$9,672
Program rights payable	44,995	26,256
Customer deposits and unearned revenue	52,370	27,125
Employee compensation and benefits	43,707	47,902
Accrued marketing and advertising costs	7,025	7,277
Liabilities of discontinued operations		44,046
Other accrued liabilities	50,644	61,797

Total current liabilities	207,344	224,075
Deferred income taxes	78,179	81,960
Long-term debt	984,507	884,395
Other liabilities (less current portion)	122,930	117,708

Total liabilities	1,392,960	1,308,138

Redeemable noncontrolling interests	165,566	158,148

Equity:
SNI shareholders’ equity:
Preferred stock, $.01 par – authorized: 25,000,000 shares; none outstanding
Common stock, $.01 par:
Class A – authorized: 240,000,000 shares; issued and outstanding: 2011 – 125,046,435 shares; 2010 – 133,288,144 shares	1,251	1,332
Voting – authorized: 60,000,000 shares; issued and outstanding: 2011 – 34,317,173 shares; 2010 – 34,359,113 shares	343	344

Total	1,594	1,676
Additional paid-in capital	1,355,039	1,371,050
Retained earnings	320,667	414,972
Accumulated other comprehensive income (loss)	(13,105)	(11,525)

Total SNI shareholders’ equity	1,664,195	1,776,173
Noncontrolling interest	224,625	145,973

Total equity	1,888,820	1,922,146

Total Liabilities and Equity	$3,447,346	$3,388,432

SCRIPPS NETWORKS INTERACTIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine months ended September 30,
(in thousands)	2011	2010
Cash Flows from Operating Activities:
Net income	$397,161	$373,624
Loss (income) from discontinued operations	61,252	(5,324)

Income from continuing operations, net of tax	458,413	368,300
Depreciation and intangible assets amortization	66,471	69,604
Amortization of network distribution costs	31,634	24,579
Program amortization	313,349	292,409
Equity in earnings of affiliates	(29,717)	(21,482)
Program payments	(375,485)	(288,782)
Capitalized network distribution incentives	(6,752)	(45,147)
Dividends received from equity investments	28,299	22,660
Deferred income taxes	(1,357)	(31,864)
Stock and deferred compensation plans	19,347	15,126
Changes in certain working capital accounts:
Accounts receivable	(9,090)	(43,457)
Other assets	(1,643)	(1,643)
Accounts payable	(1,104)	(17,546)
Accrued employee compensation and benefits	(5,271)	2,431
Accrued income taxes	25,221	(41,281)
Other liabilities	12,077	(11,585)
Other, net	7,800	19,377

Cash provided by (used in) continuing operating activities	532,192	311,699
Cash provided by (used in) discontinued operating activities	13,253	33,804

Cash provided (used in) by operating activities	545,445	345,503

Cash Flows from Investing Activities:
Additions to property and equipment	(37,355)	(35,655)
Purchase of long-term investments	(410,759)
Purchase of note receivable due from UKTV	(134,077)
Purchase of noncontrolling interests	(3,400)	(14,400)
Other, net	2,854	73

Cash provided by (used in) continuing investing activities	(582,737)	(49,982)
Cash provided by (used in) discontinued investing activities	141,786	(16,370)

Cash provided by (used in) investing activities	(440,951)	(66,352)

Cash Flows from Financing Activities:
Increase in long-term debt	100,000
Dividends paid	(45,778)	(37,481)
Dividends paid to noncontrolling interest	(58,676)	(96,656)
Noncontrolling interest capital contribution	52,804
Repurchase of Class A common stock	(400,000)
Proceeds from stock options	18,667	23,087
Other, net	(6,505)	(6,062)

Cash provided by (used in) financing activities	(339,488)	(117,112)

Effect of exchange rate changes on cash and cash equivalents	399	386

Increase (decrease) in cash and cash equivalents	(234,595)	162,425

Cash and cash equivalents:
Beginning of year	549,897	254,370

End of period	$315,302	$416,795

Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$32,689	$19,755
Income taxes paid	137,382	213,593

Notes to Results of Operations

1. OTHER CHARGES AND CREDITS

UKTV – In August 2011, the Company announced that SNI would be acquiring a 50-percent equity interest in UKTV for £239 million and would also pay £100 million to acquire the outstanding preferred stock and debt due to Virgin Media, Inc. from UKTV. To minimize the cash flow volatility resulting from British Pound to U.S. dollar currency exchange rate changes, we subsequently entered into foreign currency forward contracts that effectively set the U.S. dollar value for the transaction. We settled these foreign currency exchange forward contracts around the September 30, 2011 closing of the transaction and recognized losses from the contracts totaling $25.3 million. These losses reported within the “Miscellaneous” caption in our consolidated statements of operations reduced net income attributed to SNI $15.7 million, $.10 per share.

Income Tax Adjustments – Our tax provision in the third quarter of 2011 includes favorable adjustments attributed to reaching agreements with certain tax authorities for positions taken in prior period returns and adjustments to foreign income items, state apportionment factors and credits reflected in our filed tax returns. Net income attributable to SNI was increased $14.5 million, $.09 per share.

Our third quarter 2010 income tax provision includes favorable adjustments attributed to changes in both estimated foreign tax credits and state apportionment factors reflected in our filed tax returns. Net income was increased by $4.3 million, $.03 per share.

Food Network Partnership noncontrolling interest – During 2010 we completed the rebranding of the Fine Living Network (“FLN”) to the Cooking Channel and subsequently contributed the membership interest of the Cooking Channel to the Food Network Partnership (the “Partnership”) in August of 2010. In accordance with the terms of the Partnership agreement, the noncontrolling interest owner was required to make a pro-rata capital contribution to maintain its proportionate interest in the Partnership. At the close of our 2010 fiscal year, the noncontrolling owner had not made the required $52.8 million contribution and as a result its ownership interest in the Partnership was diluted from 31 percent to 25 percent. Accordingly, for the four months following the Cooking Channel contribution, profits were allocated to the noncontrolling owner at its reduced ownership percentage, reducing net income attributed to noncontrolling interest by $8.0 million in 2010.

In February 2011, the noncontrolling owner made the $52.8 million pro-rata contribution to the Partnership and its ownership interest was returned to the pre-dilution percentage as if this pro-rata contribution had been made as of the date of the Cooking Channel contribution. The retroactive impact from restoring the noncontrolling owner’s interest in the Partnership increased net income attributed to noncontrolling interest $8.0 million in the first quarter of 2011. Year-to-date net income attributable to SNI was decreased $4.7 million, $.03 per share.

Travel Channel and other costs – Operating results in the third quarter of 2010 include $3.5 million of transition costs following our acquisition of a controlling interest in the Travel Channel in December of 2009. Net income attributable to SNI for the third quarter of 2010 was reduced $1.4 million, $.01 per share.

For the year-to-date period of 2010, these Travel Channel transition costs were $27.6 million. Year-to-date operating results in 2010 also include $11.0 million of marketing and legal expenses incurred to support the company’s affiliate agreement renewal negotiations for Food Network and HGTV. These items reduced year-to-date net income attributable to SNI $16.9 million, $.10 per share.

2. DISCONTINUED OPERATIONS

During the second quarter of 2011, our Board of Directors approved the sale of our Shopzilla business and its related online comparison shopping brands. We received consideration totaling approximately $160 million upon finalizing the sale of the business on May 31, 2011. The Shopzilla business’ assets, liabilities and results of operations have been retrospectively presented as discontinued operations within our condensed consolidated financial statements for all periods.

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2011	2010	2011	2010
Operating revenues	$—	$41,802	$87,492	$116,719

Income (loss) from discontinued operations, before tax:
Shopzilla:
Income (loss) from operations		$(831)	$(2,468)	$(7,877)
Loss from divestiture	$(1,502)	—	(54,827)

Total Shopzilla	(1,502)	(831)	(57,295)	(7,877)
uSwitch				714

Income (loss) from discontinued operations, before tax	(1,502)	(831)	(57,295)	(7,163)
Income tax expense (benefit)	5,050	(514)	3,957	(12,487)

Income (loss) from discontinued operations, net of tax	$(6,552)	$(317)	$(61,252)	$5,324

Discontinued operations in the second quarter of 2011 reflect a loss on divestiture of $53.3 million related to the sale of the Shopzilla business. No income tax benefit related to the capital losses attributed to the sale has been recognized. Net income attributable to SNI was decreased $.31 per share. The loss on divestiture recognized in the third quarter of 2011 reflects the settlement of final working capital adjustments. If Shopzilla achieves certain performance targets in 2012, we will receive $5 million in contingent cash consideration.

The income tax benefit recorded during the second quarter of 2010 includes a reduction in the valuation allowance on the deferred tax asset resulting from the sale of our uSwitch business in December of 2009. The reduction in the valuation allowance is attributed to the partial utilization of the uSwitch capital loss against capital gains that were generated in periods prior to the Company’s separation from The E. W. Scripps Company (“E. W. Scripps”). In accordance with the tax allocation agreement with E. W. Scripps, we were notified in the second quarter of 2010 that these capital gains were available for use by SNI. The income tax benefit increased income from discontinued operations $9.3 million. Net income attributable to SNI was increased $.06 per share.

3. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segment, Lifestyle Media, is a strategic business that offers different products and services.

Lifestyle Media includes our national television networks, HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and Great American Country (“GAC”). Lifestyle Media also includes Web sites that are associated with the aforementioned television brands and other Internet-based businesses serving food, home and travel related categories. The Food Network and Cooking Channel are included in the Food Network Partnership of which we own approximately 69%. We also own 65% of Travel Channel. Each of our networks is distributed by cable and satellite distributors and telecommunication service providers.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Refer to Note 5—Non-GAAP Financial Measures, for reconciliations to GAAP measures.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

Information regarding the operating performance of our business segments and a reconciliation to our results of operations is as follows:

	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands)	2011	2010	Change	2011	2010	Change
Segment operating revenues:
Lifestyle Media	$496,257	$462,490	7.3%	$1,497,163	$1,366,247	9.6%
Corporate/intersegment eliminations	7,487	4,395	70.4%	21,396	11,155	91.8%

Total operating revenues	$503,744	$466,885	7.9%	$1,518,559	$1,377,402	10.2%

Segment profit (loss):
Lifestyle Media	$235,741	$232,482	1.4%	$769,205	$655,684	17.3%
Corporate	(17,270)	(15,763)	9.6%	(49,383)	(46,762)	5.6%

Total segment profit	218,471	216,719	0.8%	719,822	608,922	18.2%
Depreciation and amortization of intangible assets	(22,736)	(21,761)	4.5%	(66,471)	(69,604)	(4.5)%
Gains (losses) on disposal of property and equipment	82	31		63	(1,261)
Interest expense	(9,157)	(8,774)	4.4%	(26,348)	(26,546)	(0.7)%
Equity in earnings of affiliates	7,035	6,940	1.4%	29,717	21,482	38.3%
Miscellaneous, net	(23,972)	(898)		(23,504)	(654)

Income from continuing operations before income taxes	$169,723	$192,257	(11.7)%	$633,279	$532,339	19.0%

Corporate includes the results of the lifestyle-oriented channels we operate in Europe, the Middle East, and Africa, operating results from the international licensing of our national networks’ programming, and the costs associated with our international expansion initiatives.

Our continued investment in international expansion initiatives increased the segment loss at corporate by $2.1 million in the third quarter of 2011 and $4.3 million for the year-to-date period of 2011 compared with $2.4 million in the third quarter of 2010 and $7.4 million for the year-to-date period of 2010.

4. SUPPLEMENTAL FINANCIAL INFORMATION

Our Lifestyle Media division earns revenue primarily from the sale of advertising time on our national television networks, affiliate fees paid by cable and satellite television operators that carry our network programming, the licensing of its content to third parties, the licensing of its brands for consumer products such as books and kitchenware, and from the sale of advertising on our Lifestyle Media affiliated Web sites.

Supplemental information for Lifestyle Media is as follows:

	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands)	2011	2010	Change	2011	2010	Change
Operating revenues by brand:

Food Network	$180,008	$160,421	12.2%	$541,539	$485,573	11.5%
HGTV	180,663	173,584	4.1%	541,193	508,902	6.3%
Travel Channel	62,579	62,324	0.4%	194,881	180,408	8.0%
DIY	23,693	22,837	3.7%	76,080	64,301	18.3%
Cooking Channel/FLN (1)	16,580	12,226	35.6%	47,781	39,625	20.6%
GAC	6,063	7,630	(20.5)%	18,423	22,532	(18.2)%
Digital Businesses	24,695	21,543	14.6%	71,470	60,993	17.2%
Other	2,081	1,781	16.8%	6,512	5,312	22.6%
Intrasegment eliminations	(105)	144		(716)	(1,399)
Operating revenues by type:

Advertising	$342,876	$316,418	8.4%	$1,037,529	$935,152	10.9%
Network affiliate fees, net	146,411	138,960	5.4%	436,817	413,417	5.7%
Other	6,970	7,112	(2.0)%	22,817	17,678	29.1%
Subscribers (2):

Food Network				99,400	100,400	(1.0)%
HGTV				98,600	99,600	(1.0)%
Travel Channel				94,600	96,100	(1.6)%
DIY				53,500	54,000	(0.9)%
Cooking Channel/FLN (1)				57,400	58,100	(1.2)%
GAC				59,200	59,600	(0.7)%

(1)	The Cooking Channel, a replacement for FLN, premiered on May 31, 2010.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

5. NON-GAAP FINANCIAL MEASURES

In addition to the results prepared in accordance with GAAP provided in this release, the Company has presented segment profit. A reconciliation of segment profit to operating income determined in accordance with GAAP for each business segment is as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2011	2010	2011	2010
Operating income	$195,817	$194,989	$653,414	$538,057
Depreciation and amortization of intangible assets:
Lifestyle Media	22,226	21,296	64,931	68,236
Corporate	510	465	1,540	1,368
Losses (gains) on disposal of property and equipment:
Lifestyle Media	(82)	(31)	(63)	1,261

Total segment profit	$218,471	$216,719	$719,822	$608,922

The Company defines free cash flow as cash provided by operating activities less dividends paid to noncontrolling interests and acquisitions of property and equipment. The Company measures free cash flow as it believes it is an important indicator for management and investors as to the Company’s liquidity, including its ability to reduce debt, make strategic investments and return capital to shareholders. A reconciliation of free cash flow is as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2011	2010	2011	2010
Segment profit	$218,471	$216,719	$719,822	$608,922
Income taxes paid	(54,689)	(73,856)	(137,382)	(213,593)
Interest paid	(16,503)	(19,091)	(32,689)	(19,755)
Working capital and other	32,618	(16,730)	(17,559)	(63,875)

Cash provided by continuing operating activities	179,897	107,042	532,192	311,699
Dividends paid to noncontrolling interest	(13,996)	(16,803)	(58,676)	(96,656)
Additions to property and equipment	(12,480)	(12,035)	(37,355)	(35,655)

Free cash flow	$153,421	$78,204	$436,161	$179,388

Since segment profit and free cash flow are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.